Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-213567 and 333-229686) and Form S-8s (File Nos. 333-203039, 333-218502, 333-225527 and 333-233284) of our report (which includes an emphasis of matter paragraph as to the Company’s ability to continue as a going concern) dated March 12, 2020, with respect to our audit of the financial statements of Zosano Pharma Corporation as of December 31, 2019 and for the year-ended December 31, 2019 appearing in the Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2019.

By:	/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

San Francisco, CA

March 12, 2020